Exhibit 99.1

Contact:	Liz Keating Corporate Communications Elizabeth.Keating@exeloncorp.com 312-394-7417 Exelon Media Hotline	for immediate release

Exelon announces upcoming changes to its Board of Directors

The Board will present two board candidates for a vote at the April 25 Annual Shareholders Meeting; Exelon director Paul Joskow to retire.

CHICAGO (Feb. 14, 2023) — Exelon (NASDAQ: EXC) today announced its Board will nominate two new Board candidates, Charisse R. Lillie and Matthew C. Rogers, to shareholders at the upcoming April 25, 2023, Annual Shareholders Meeting. Directors Paul Joskow, Ann Berzin and Carlos Gutierrez will be leaving the Board at the end of their terms and will not stand for re-election.

Charisse Lillie, 70, is CEO of CRL Consulting, LLC, a Philadelphia-based firm offering consulting services in corporate governance, diversity and corporate social responsibility. Lillie held the role of executive vice president of Community Investment for Comcast Corporation where she oversaw corporate giving, while also leading the work of the Comcast Foundation as president for eight years (2008-2016). She also served as the head of Comcast Human Resources from 2005 to 2008. Lillie previously served as director of the Federal Reserve Bank of Philadelphia and was a partner with Ballard Spahr Andrews & Ingersoll, LLP, where she chaired the firm’s Litigation Department from 2002 to 2005. Prior to that, Lillie spent several years in public service in roles that included City Solicitor for the City of Philadelphia’s Law Department, General Counsel to the Redevelopment of the City of Philadelphia and Assistant United States Attorney for the District of Pennsylvania, Civil Division. She taught law at Villanova School of Law and was deputy director at Community Legal Services, Inc., a provider of free civil legal assistance to low-income Philadelphians. Early in her career, Lillie was a trial attorney in the Honors Program at the U.S. Department of Justice in the Civil Rights Division, after working as a law clerk for the Honorable Clifford Scott Green, U.S. District Court Judge for the Eastern District of Pennsylvania.

Lillie has been a member of the PECO board since 2010, but will cease serving as a PECO director upon her election to the Exelon Board. A Philadelphia native, Lillie holds a bachelor’s degree in Government and History from Wesleyan University, a Juris Doctorate from Temple University School of Law and a Master of Laws degree from Yale University.

Matt Rogers, 60, is an operating partner for Ajax Strategies LLC, a venture capital firm seeking to invest in technologies that reduce greenhouse gas emissions. He served as CEO of the Mission Possible Partnership, supporting public and private sector partnerships working in the industry transition toward achieving net-zero greenhouse gas emissions by 2050. Prior to that, he was a senior partner at McKinsey & Company, where he led their Electric Power, Oil & Gas and Sustainability practices. He also led the Department of Energy’s $31 billion Recovery Act program and co-authored the book, Resource Revolution: Capturing the Biggest Business Opportunity in 100 Years. Rogers has been a long-time resident of northern California and holds a bachelor’s degree in Politics from Princeton University and an MBA from Yale.

“Charisse Lillie’s years of experience in law, public service and corporate community investment and her experience on PECO’s Board, together with Matt Rogers’ work in sustainability and the energy transition will bring fresh perspectives and a greater focus on the clean energy transformation and its benefit to our customers and the communities we serve,” said Calvin Butler, president and CEO of Exelon. “We are indebted to Ann Berzin, Paul Joskow and Secretary Carlos Gutierrez for their leadership and contributions to the Board’s work during their tenures.”

Current Exelon Board member Paul Joskow has reached the mandatory retirement age, as provided in Exelon’s Corporate Governance Principles, and has tendered notice of his retirement. In addition, Board members Ann Berzin and Secretary Carlos Gutierrez will not seek re-election this spring.

Joskow has been an Exelon director since 2007 and has brought to the Board his experience and knowledge in energy and environmental economics, governmental regulation and other key areas that have benefited the company and its shareholders. He also has provided invaluable insights as a member of numerous Exelon Board committees.

Berzin has been an Exelon director since 2012, when she joined the Exelon Board as part of the Constellation merger after having served as a member of the Constellation Board since 2008. Her executive leadership expertise and experience in the financial markets have been essential to Exelon and its stakeholders. During her tenure, Berzin has served in two leadership roles, first as Chair of Exelon’s Risk Committee and then as Chair of the Audit and Risk Committee.

Gutierrez has served as an Exelon director since 2021. He has brought valuable and key insights and experience to Exelon based on his background in government and corporate leadership, and served as a member of the Audit and Risk, and Compensation Committees.

“The Board has benefited from the wisdom and experience that Paul, Ann and Carlos have each shared during their tenures as experts in their chosen fields,” said John F. Young, Chair of the Exelon Board. “This proved particularly helpful during the separation of Constellation Energy and Exelon and undoubtedly played a role in its success. We are truly grateful for all their contributions.”

All members of the Exelon board, except the president and CEO, are independent directors under applicable law and the listing standards of The Nasdaq Global Select Market, which are incorporated into the Exelon Corporate Governance Principles.

More information about Exelon's board is available at exeloncorp.com.

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About Exelon

Exelon (Nasdaq: EXC) is a Fortune 200 company and the nation’s largest energy delivery company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE), Baltimore Gas and Electric (BGE), Commonwealth Edison (ComEd), Delmarva Power & Light (DPL), PECO Energy Company (PECO), and Potomac Electric Power Company (Pepco). More than 18,000 Exelon employees dedicate their time and expertise to powering a cleaner and brighter future for our customers and communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow Exelon on Twitter @Exelon.